Exhibit 99.1

Lakes Entertainment January 28, 2015

Corporate Speakers

●	Lyle Berman	Lakes Entertainment	Chairman, CEO
●	Blake Sartini	Golden Gaming	CEO

PRESENTATION

Operator^ Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Lakes Entertainment-Golden Gaming Merger call.

Today’s call is being recorded. (Operator Instructions).

Before I turn the call over to today’s hosts, I want to remind everyone that the remarks on this call may include forward-looking statements within the meaning of section 27a of the Securities Act of 1933, as amended in section 21e of the Securities Exchange Act of 1934, as amended, concerning the Company’s prospects.

Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors, some of which are described in Lakes’ annual report on Form 10-K and other reports filed with the Securities and Exchange Commission and in Lakes’ news releases.

In connection with this merger, a proxy statement will be filed with the SEC. Investors are urged to read these materials and any other relevant documents filed with the SEC. Please read the slide for information on where to obtain such information and information about participation of directors, officers and other employees in a solicitation of proxies from the security holders of Lakes. Additionally, the Companies may discuss adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, operating free cash flow and adjusted net income, all of which are non-GAAP financial measures. Such information can be found on Lakes’ website under investors.

Finally, under certain circumstances, the federal securities laws may require Lakes to file a transcript of this call with the SEC. In addition to the press release that was issued on January 26th, a presentation has been made available on Lakes’s website under the heading investors, which provides additional information regarding the transaction. We would urge you to access this information.

On the call today will be Lyle Berman, Chairman and CEO of Lakes Entertainment, and Blake Sartini, CEO of Golden Gaming.

It is now my pleasure to turn the call over to Lyle Berman.

Lyle Berman^ Good morning or afternoon, depending on where you are, to everyone. I’ll be speaking to the page two transaction summary.

Today, we are excited to announce a major transformation of Lakes through a transaction with Golden Gaming, which is a leading owner and operator of distributed gaming, taverns and casinos, all of which are focused on the Nevada local gaming market. We are very excited by this transaction and believe it will benefit Lakes’ stockholders tremendously.

Under the terms of the merger agreement, Lakes is valued at $9.57 per share, subject to certain adjustments, representing an attractive 37% premium to the closing price prior to the announcement. Golden Gaming is valued at 7.5 times adjusted EBITDA, less debt and subject to certain adjustments as well.

Based on our September 30, 2015, financial estimates, Golden would be issued approximately 7.9 million shares of Lakes common stock, which would represent approximately 35.7% of the combined company. Lakes’ current shareholders and option holders will retain approximately 64.3% of the combined company. At closing, Golden Gaming will merge with a wholly-owned subsidiary of Lakes Entertainment, and Golden shareholders will receive Lakes common shares.

Lakes will remain publicly traded and be renamed Golden Entertainment upon closing. Golden’s owner and CEO, Blake Sartini, will become Chairman and CEO of Golden Entertainment, and I will to be involved as a board member and a consultant to the Company for at least three years after closing.

I believe this transaction substantially increases the size of Lakes’ operation, ascribes a significant premium to Lakes’ shares and allows us to monetize certain non-core assets for the benefit of our shareholders.

Now, I would like to introduce Blake Sartini who will speak briefly about Golden Gaming’s business.

Blake Sartini^ Thank you, Lyle. Good morning. Turning to page three. We, like Lyle, are truly excited to announce this merger agreement. We believe this transaction establishes a truly diversified gaming company, uniquely positioned to capitalize on a wide spectrum of opportunities. We have a great deal of respect for the company that Lyle and his team have built, and look forward to getting this merger complete as quickly as possible.

Prior to establishing Golden Gaming in October of 2001, I was an executive at Station Casinos for over 15 years, holding various positions within that company, including Executive Vice President and Chief Operating Officer. I established Golden Gaming by acquiring a small slot route from that company, which at the time was called Southwest Gaming Services. With that purchase, I began to establish a strategic approach to bring the principals of my casino operating philosophy to the smaller establishments, which included grocery stores, convenience stores, restaurants, bars and taverns.

Since October of 2001, we have grown our company significantly and now operate three distinct business units. Our 48 traditional taverns with gaming primarily in the Las Vegas area, our distributor gaming business with over 650 locations in Nevada and, finally, three casinos in Pahrump, Nevada. We’re proud to say that we are the market leader in each of these three businesses.

Golden slot route, or distributing gaming business, is more than twice as large as the next largest distributing gaming operator in Nevada. And, as I mentioned earlier, the largest operator of traditional taverns in Nevada with 48 locations. Additionally, our three casinos generate more than 70% of the gaming revenue in all of Nye County, Nevada.

Collectively, Golden Gaming owns and operates nearly 8,700 gaming machines, has approximately 2,000 employees and is expected to generate nearly $300 million in net revenues and over $36 million of EBITDA in 2015.

Our route, tavern and casino business models have been proven in Nevada, and we are confident that the opportunity exists to expand into additional jurisdictions in the U.S.

Now, I’d like to hand it back to Lyle to discuss the merits of this transformative transaction.

Lyle Berman^ I would ask you all to turn to page four of the presentation. We believe that Golden Entertainment will be a unique company in the marketplace. And that this combination brings a number of benefits for Lakes shareholders. Each of Golden’s taverns and route businesses are leaders in Nevada. Golden’s locals-focused casinos in Nye County fit perfectly with our Rocky Gap asset. We are confident that our combined experience owning and operating casinos across the U.S. will lead to a number of attractive opportunities to acquire or manage additional casino assets.

One of the key benefits of this transaction for both companies is that we believe we will have the opportunity to refinance Golden’s existing indebtedness at a much lower interest rate by way of using Lakes’ cash to reduce debt. We also anticipate $3 million of cost synergies, primarily from the reduction of duplicate corporate positions, which will improve the profitability of the combined operations.

In addition to reviewing growth opportunities in the casino business, we are extremely excited about the opportunity to grow Golden’s non-casino businesses. The route business is not only highly scalable in Nevada, but we also believe that, with our capital, Golden can expand into a number of potential jurisdictions throughout the U.S. Golden has also demonstrated the ability to generate attractive ROIs on the acquisition of taverns in excess of 40%.

We’re very excited at the prospect of Blake and his experienced management team assuming leadership roles at the Company. Blake has public company experience as a former COO and Director of Stations Casinos. And we’re impressed with the business he has built.

We believe that continuity is important, given that Lakes’ shareholders will control the majority of the equity following the transaction. To that end, Tim Cope and I have entered into consulting agreements and will continue to serve on Golden Entertainment’s Board of Directors.

Lakes’ shares are being valued at a 37% premium to Friday’s pre-announcement closing price. And this transaction is expected to enable us to use our $89 million NOL balance.

In addition, should we monetize the Jamul note, additional value will be delivered to shareholders through a dividend of the net proceeds. We believe this transaction will materially improve value for Lakes’ existing shareholders.

Blake will now provide a more detailed overview of Golden’s businesses.

Blake Sartini^ Thank you, Lyle. Turning to page five of the presentation, I’d like to tell you why Golden’s tavern business is an important part of our business and future growth strategy.

We currently offer a number of distinct tavern brands, including our PTs locations, our flagship Sierra Gold locations and a new Irish pub concept that we call Sean Patrick’s. These taverns offer 15 or, in certain locations, up to 35 gaming devices in a casual, upscale environment.

We use our tavern business as an incubator for games, technology, obviously food and beverage offerings, that we can then apply to our third party route customers and casino operations.

We are the largest operator of traditional taverns in the state, but represent only 10% of locations in Clark County. This gives us the confidence to believe that we can increase the size of our tavern portfolio with minimum increase in overhead costs.

Our experience, based on several recent tavern acquisitions, is that we can acquire existing locations, rebrand them and increase performance significantly. Many locations that we acquire are existing third-party route customers, so we have excellent visibility into those operations.

Our standard for tavern purchases is a 40% ROI. And we see plenty of opportunities to meet or achieve that hurdle at additional locations with the flexibility and access to capital that this transaction will bring us. We estimate that our tavern business will generate $9.8 million of EBITDA in 2015. In that number -- included in that number is 80% of the total gaming revenue.

Turning to our route or distributed gaming business, we are the market leader in Nevada. We now operate well over two times as many machines as our closest competitor, representing approximately 40% of the Nevada market.

Our gaming machines are placed in locations where they will receive maximum customer traffic, generally at a bar top or near a retail store’s entrance. Route gaming customers are attracted to the convenience of neighborhood gaming locations where we bring additional added value through player tracking and slot clubs.

We enter into two types of contracts with our customers, depending upon their willingness and ability to obtain gaming licenses. Our licensed customers share a percentage of revenue from our gaming machines. Our unlicensed customers enter into a space lease, which allow us to operate our games in exchange for a fixed fee. We have recently begun to negotiate performance-based adjustments into our space leases to introduce variability and downside protection into that cost structure.

We project our route operations will generate $26.4 million of EBITDA in 2015.

We believe our model can be extended outside of Nevada. There are almost 70,000 gaming machines and video lottery terminals operating in other states, including Illinois, Louisiana, Montana, Oregon, West Virginia and South Dakota. And we are evaluating entering all of these jurisdictions.

Turning to page seven, we entered the Pahrump market when we acquired the Nugget in 2006. Subsequently, in February of 2012, we acquired the Gold Town and Lakeside casinos from Affinity Gaming.

Pahrump is a retirement and bedroom community about 45 minutes west of Las Vegas near the border with California, with a current population of approximately 38,000 residents. Pahrump is also the gateway to the Death Valley National Park. The Nugget and Gold Town are both located in prime main and main locations. Lakeside is south of town and offers an excellent RV park and recreational lake as additional amenities.

Our three casinos currently generate 73% of all gaming revenue in Nye County. And Golden is the largest employer in the county. We’re very proud of our casino operations there. We project our casino operations will generate $11.1 million of EBITDA in 2015.

We have previously owned three casinos in Black Hawk, Colorado. And have also managed the Hard Rock Hotel and Casino here in Las Vegas.

Combined with Rocky Gap, we will have casinos in multiple jurisdictions and can absorb other regional casinos that may fit within our local strategy.

On page eight, we show a summary of Golden’s historical and projected financial results. In February, 2012, we entered into transactions with Affinity Gaming to sell Golden’s three casinos in Black Hawk, Colorado, and to acquire Affinity’s route business and two casinos in Pahrump. We believe that these transactions fit well with our overall strategic direction.

Since our Affinity transactions in 2012, we have steadily grown revenue and EBITDA by focusing on profitable route accounts, careful cost management and targeted acquisitions. This includes the acquisition of 821 gaming machines across 103 route locations in January of 2014, and the tavern acquisitions I discussed earlier.

We estimate that, in 2014, our adjusted EBITDA grew 25%. And we believe that, with access to additional capital and more favorable covenants, we can grow even more quickly.

The numbers on page eight reflect a conservative snapshot of the existing business, and exclude a number of exciting opportunities that I believe will drive future growth, and which I look forward to discussing on future calls.

Now, Lyle will discuss opportunities around the combined companies’ capital structure.

Lyle Berman^ I would ask you to turn to page nine. As Blake and I have mentioned earlier, we see an opportunity to leverage Lakes’ $80 million of cash and equivalents to assist in refinancing Golden’s debt, which we believe would result in meaningful interest savings, improved client cash flow and increased covenant flexibility. We plan to work on refinancing Golden’s capital structure well in advance of the closing of the transaction.

I would now ask you to turn to page 10. On page 10, you can see one of the reasons why we are so excited about this opportunity. We are adding Rocky Gap to a diversified unique group of assets that we believe will generate $56 million of combined property level EBITDA in 2014 [correction 2015], with slightly less than half of that EBITDA coming from Golden’s route business. We expect the remainder to be relatively evenly split across Golden’s taverns, Golden’s casinos and Rocky Gap.

We think this mix provides Lakes’ investors with diverse operations with an opportunity for growth in all segments -- the taverns, the routes and the casinos.

If you would turn to page 11. Page 11 gives you a look at our view of the pro forma combined company projected financial performance. We believe that Golden Entertainment will generate nearly $350 million of pro forma net revenue and over $42 million of pro forma adjusted EBITDA in 2014 [correction 2015], including $3 million of cost synergies which we expect to begin realizing soon after closing.

I think it’s important to reiterate Blake’s earlier comment about these projections being based on existing operations. We believe that there are a number of potential opportunities that would be incremental to these projections.

The pro forma net income you see on this page reflects the positive impact of an assumed refinancing of the combined companies’ indebtedness. The refinancing of Golden Gaming’s debt at an attractive rate would enable the combined company to convert its already strong combined operating free cash flow into net income that will be shielded by Lakes’ net operating loss.

The end result is the creation of a business with meaningful free cash flow to provide liquidity to pursue growth.

Blake?

Blake Sartini^ Thank you, Lyle. Turning to page 12. As you can see on page 12, the combined company will operate more than 9,200 gaming devices. We have provided a number of other public and private companies for comparison to give you a sense of our meaningful scale of the combined operations.

Turning to page 13. On page 13, you can see that, following closing, we expect the combined company to be among the lowest levered public regional gaming companies, with a 2.6 times pro forma net leverage projected at closing. This will allow us to use our balance sheet to take advantage of future opportunities.

Turning to page 14, we show where regional gaming stocks are trading in the marketplace today. We believe Golden Entertainment compares favorably to this group, and should be valued consistently with other regional gaming operators based on its size, profitability, growth opportunities and balance sheet health.

Lyle?

Lyle Berman^ I ask you now to turn to page 15. Lakes has additional non-operating assets, which we believe have not been appropriately valued by the market to-date. We discussed the Jamul note earlier. But to recap, we have a $60 million note receivable from the Jamul tribe that is contingent on the opening of a casino that will be managed by Penn National Gaming. We currently carry this note on Lakes’ books at zero.

From now until three years following closing, I and the other Lakes appointed board members, will be working to monetize this asset. And, if successful, net proceeds will be paid in a dividend to non-Golden Gaming shareholders of record at that time.

This additional potential value to existing Lakes shareholders is not included in the transaction price per share.

As you saw in our press release, we sold our interest in Rock Ohio Ventures to a non-related third-party for $750,000. This represents a positive outcome for an asset we recently wrote off on our books.

On the Golden side, Blake is delivering 20 excess acres at the Pahrump Nugget, which have been held for development. And he has several ideas regarding that land. Golden also has an option to develop a small casino at the Best Western in Pahrump.

As we have outlined earlier, Blake and my family, through personal holdings and trusts, have entered into a number of agreements designed to help preserve Lakes’ $89 million of net operating losses. The introduction of what we believe will be substantial net income to Lakes’ that would be shielded by our NOLs will be of a great value to our shareholders.

Turn to page 16. Golden is bringing an experienced management team to the Company. We are excited to have them join the Lakes organization. Blake will now walk you through the management and board structure laid out on page 16.

Blake Sartini^ Thank you, Lyle. As I mentioned earlier, prior to my 13 years owning and operating Golden, I was at Station Casinos for 15 years in various management and executive positions, including Chief Operating Officer and a board member for what was, at that time, a public company.

Matt Flandermeyer, who has been my Chief Financial Officer at Golden for more than seven years, will join Golden Entertainment following closing in the same role. Matt will be leveraging his public company financial reporting experience, both in the gaming industry and the restaurant industry.

Steve Arcana and I have worked together at Station Casinos and he has been the Chief Operating Officer at Golden since 2013. He will also assume the same role at Golden Entertainment following closing.

We value Lyle’s continued involvement with the Company. Lyle will remain on the Board of Directors, and has entered into a contract to act as a consultant to the Company for three years.

Tim Cope, Lakes’ current CFO and board member will remain on the board and has entered into a short term consulting contract to help guide the Company through its first combined audit following closing.

The board will consist of seven members, three members being selected by Golden, three members selected by Lakes and one member to be jointly selected by our two companies.

We believe that we are positioned to take advantage of the strengths of both senior management teams and the experience of our board going forward.

Lyle?

Lyle Berman^ In conclusion, on page 17, I believe that our merger with Golden Gaming is compelling for our shareholders, providing immediate value creation, significant profitability and access to meaningful growth opportunities.

We won’t be taking questions on today’s call. But we are excited about this transaction and look forward to providing additional information through product proxy filings and regular reporting. I thank you for your interest.

Blake Sartini^ Thank you.

Operator^ Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the estimated value of Lakes Entertainment, Inc. (“Lakes”) and Sartini Gaming, Inc. (“Golden”) in connection with the merger; the amount of shares to be issued to the legacy Golden shareholder and the expected post-closing shareholdings of legacy Lakes and Golden shareholders; the expected benefits of a potential combination of Lakes and Golden and expectations about future business plans, prospective performance (including estimated combined pro forma financial performance) and opportunities; the expected timing of the completion of the transaction; the obtaining of required regulatory approvals and approval by Lakes’ shareholders; the monetization of non-core assets and the note receivable from the Jamul Indian Village and the ability of Lakes to utilize its NOLs to offset future taxable income. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of Lakes and Golden and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of Lakes and Golden and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and Lakes’ shareholder approval, and to satisfy or waive other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the merger to fail to close; (d) the ability of Lakes and Golden to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) Lakes’ ability to monetize non-core assets prior to the closing of the transaction and to monetize the Jamul Indian Village note on terms that generate net cash proceeds to the company or at all; (h) the ability to retain key employees of Lakes and Golden; (i) that there may be a material adverse change affecting Lakes or Golden, or that the respective businesses of Lakes or Golden may suffer as a result of uncertainty surrounding the transaction; (j) the occurrence of an “ownership change,” as defined in Section 382 of the Internal Revenue Code; and (k) the risk factors disclosed in Lakes’ filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, which was filed on March 14, 2014. Forward-looking statements reflect Lakes’ and Golden’s management’s analysis and expectations only as of the date of this communication, and neither Lakes nor Golden undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material for the shareholder vote with respect to the issuance of shares of Lakes common stock under the Merger Agreement. In connection with the Merger Agreement, Lakes intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to Lakes’ shareholders. This communication does not constitute a solicitation of any vote or proxy from any shareholder of Lakes. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS OR MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LAKES, GOLDEN AND THE PROPOSED MERGER. Investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC (when they become available), without charge, at the SEC’s web site at www.sec.gov. In addition, investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC by directing a written request to Investor Relations, Lakes Entertainment, Inc., 130 Cheshire Lane, Suite #101, Minnetonka, MN 55305, or by accessing Lakes’ website at www.lakesentertainment.com under the heading “Investors” and then “SEC Filings.”

Participants in the Solicitation

Lakes, Golden and their respective directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from shareholders of Lakes in connection with the proposed transaction, including with respect to the issuance of shares of Lakes common stock under the Merger Agreement. Information about the Lakes’ directors and executive officers is available in Lakes definitive proxy statement, dated July 23, 2014, for its 2014 annual meeting of shareholders. Additional information regarding participants in the proxy solicitation and a description of their interests in the proposed transaction will be contained in the proxy statement that Lakes will file with the SEC in connection with the proposed transaction and other relevant documents or materials to be filed with the SEC regarding the proposed transaction.

Financial Information and Non-GAAP Financial Measures

All years represented in this communication are fiscal years unless otherwise indicated. Lakes’ fiscal year is the 52 or 53 weeks ending the Sunday closest to December 31 of the specified year. For example, references to the 2014 and 2015 fiscal years refer to the fiscal years ending on December 28, 2014 and January 3, 2016, respectively. All information presented for the projected twelve month period ended September 30, 2015 refers to the periods ended September 27, 2015 for Lakes and September 30, 2015 for Golden. Golden’s fiscal year ends on December 31 of each year. All information presented for quarterly periods, including for the last twelve months ended September 30, 2014, is unaudited. This communication includes actual, projected and combined information with respect to Lakes and Golden. Information relating to Golden and combined information are presented for illustrative purposes only and do not purport to be indicative of what Lakes’ or Golden’s actual and combined business, financial condition or results of operations will be if the transaction is consummated.

This communication contains certain financial measures that are not in accordance with generally accepted accounting principles (“non-GAAP”). A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the statements of income, balance sheets or statements of cash flow of the company. These measures are presented as supplemental disclosures because they are widely used measures of performance and bases for valuation of companies in our industry. EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA adjusts EBITDA to remove the effects of one-time items including pre-opening expenses, impairments and other losses, gains and losses on non-operating assets and liabilities, discontinued operations and transition expenses related to acquired operations. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Property EBITDA further adjusts Adjusted EBITDA to exclude royalties and corporate overhead. Operating Free Cash Flow represents Adjusted EBITDA less maintenance capital expenditures, change in working capital and income taxes. Adjusted Net Income represents net income before gain or loss from non-core assets and a full year of the estimated benefit of refinancing Lakes and Golden indebtedness. The pro forma presentations of these non-GAAP measures reflect current estimates of the combined results of Lakes and Golden only. The disclosure of EBITDA, Adjusted EBITDA, Property EBITDA, Operating Free Cash Flow, Adjusted Net Income and other non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. EBITDA, Adjusted EBITDA, Property EBITDA, Operating Free Cash Flow and Adjusted Net Income should be considered in addition to, and not as a substitute, or superior to, net income, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with GAAP.